UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2011

CAREVIEW COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54090	95-4659068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  405 State Highway 121, Suite B-240, Lewisville, TX  75067
 (Address of principal executive offices and Zip Code)

(972) 943-6050
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

 TABLE OF CONTENTS

Page

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	3

Item 9.01	Financial Statements and Exhibits	3

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OFDIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORYARRANGEMENTS OF CERTAIN OFFICERS

Separation Agreement and General Release with Former Executive

On November 7, 2011, the Company entered into a Separation Agreement and General Release ("Separation Agreement") with John R. Bailey, its former Chief Financial Officer, Vice President Finance, Secretary and Treasurer.  Mr. Bailey resigned to pursue other business opportunities and in order to provide a smooth transition, the Company and Mr. Bailey entered into the Separation Agreement and accompanying Consulting Agreement and Resignation. The principal terms of the Separation Agreement provide that Mr. Bailey tender his resignation in all capacities with the Company in exchange for payment under an accompanying Consulting Agreement and payment of medical insurance premiums during the term of the Consulting Agreement.  The principal terms of the Consulting Agreement provide that Mr. Bailey will provide litigation support and transition support on financial and accounting issues in exchange for an aggregate fee of $120,000 payable in equal monthly installments of $10,000 over the term of one year.  The foregoing descriptions of the Separation Agreement and accompanying Consulting Agreement and Resignation are qualified, in their entirety, by reference to each agreement, copies of which are attached as exhibits to this filing and are incorporated herein by reference.

Change in Executive Officer

On November 7, 2011, the Company accepted the resignation of John R. Bailey as its Chief Financial Officer, Vice President Finance, Secretary and Treasurer.  Mr. Bailey's resignation was not a result of a disagreement with the Company on any matter relating to the Company's operations, policies or practices.  Upon Mr. Bailey's resignation, Anthony P. Piccin became the Company's Chief Financial Officer, Vice President Finance, Secretary and Treasurer.  Mr. Piccin's business experience follows:

Mr. Piccin became Chief Financial Officer, Vice President Finance, Secretary and Treasurer of the Company on November 7, 2011. From July 18, 2011 to November 7, 2011, Mr. Piccin served as Controller of the Company.  Mr. Piccin brings over 20 years of operational and financial experience in both public and private companies. From April 2006 to June 2011, Mr. Piccin served as Director of Accounting and Assistant Controller of ADT Security Services, formerly Broadview Security/Brinks Home Security, in Irving, Texas, where he was responsible for leadership, training/development and direction for a staff of 37, responsible for timely monthly accounting, accurate financial reporting per GAAP/SEC requirements, external auditor relations/quarterly review and year-end audit compliance, accounting policy and procedure, departmental SOX compliance and documentation, technical accounting research, maintenance of accounting systems, inventory and asset management control, accounts payable and vendor relationships.  He was a key contributor in the public company spin off from The Brinks Company and assisted with the Broadview rebranding effort.  From August 2003 to January 2006, Mr. Piccin served as Division Finance Director of Johnson Diversey in Irving, Texas, a $2 billion global sanitizing and hygiene products manufacturer/distributor and subsidiary of SC Johnson, where he was responsible for all financial aspects of a $50 million division.  From April 2001 to April 2004, Mr. Piccin served as director of Financial Services for Furniture Marketing Group in Dallas, Texas, a $120 million office furniture distributor.  From November1998 to March 2001, Mr. Piccin served as North American Controller, T-Mobile Account for Nokia, a $21 billion global wireless phone and network infrastructure manufacturer, where he was responsible for the more than $300 million annual sales and responsible for managing all financial aspects relating to revenue, accounts receivable, inventory, order backlog, costs of sales, annual budgeting, forecasting, financial analysis and year-end audit.   Mr. Piccin also served in financial management positions with Diebold of Dallas, Texas, a $1 billion global ATM and other self service bank products manufacturer, Bauer Corporation of Wooster, Ohio, a $20 million regional climbing products manufacturer, and Philips Medical Systems of Highland Heights, Ohio, a $1 billion global medical imaging equipment manufacturer.  Mr. Piccin began his accounting career as a Staff Auditor with Coopers & Lybrand in Cleveland, Ohio.  Mr. Piccin earned a BBA in Accounting in 1986 from University of Notre Dame where he attended on a full athletic scholarship for football.  Mr. Piccin is a Certified Public Accountant in the State of Ohio since November 1989.

Currently, and for the past ten years, Mr. Piccin has not been involved in any legal proceeding concerning (i) any bankruptcy petition filed by or against any business of which he was a general partner or executive officer either at the time of the bankruptcy or within two years  prior to that time; (ii) any conviction  in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

Item 9.01                      Financial Statements and Exhibits.

           (d)           Exhibits:

Exh. No.	Date	Document

10.1	November 7, 2011	Separation Agreement and General Release between the Company and John R. Bailey*
99.1	November 10, 2011	Press Release*
____________________________
*   Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2011		CAREVIEW COMMUNICATIONS, INC.

	By:	/s/ Samuel A. Greco
Samuel A. Greco Chief Executive Officer